United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2024

FORTUNE RISE ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40990	86-1850747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13575 58th Street North, Suite 200 Clearwater, Florida	33760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 727-440-4603

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one Warrant	OTC Pink FRLAU	N/A

Class A Common Stock, par value $0.0001 per share	OTC Pink FRLA	N/A

Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	OTC Pink FRLAW	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Termination of the Merger Agreement

On December 12, 2024, Fortune Rise Acquisition Corporation, a Delaware corporation (“FRLA”) and Water On Demand, Inc. (f/k/a Progressive Water Treatment Inc.), a Texas corporation (“WODI-PWT”), mutually agreed to terminate the Business Combination Agreement by and among FRLA, WODI-PWT and FRLA Merger Sub, Inc., a Delaware corporation, dated as of October 24, 2023 and amended on February 6, 2024 ( the “Business Combination Agreement”), effective immediately, in accordance with the provisions of Section 7.1(a) thereof. The Mutual Termination Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

Dissolution and Liquidation of FRLA

FRLA’s amended and restated certificate of incorporation (as amended, the “Existing Company Charter”) requires FRLA to complete its initial business combination by no later than May 5, 2025, provided monthly extension deposits are received in the trust account for the benefit of FRLA’s stockholders. As FRLA has terminated the Business Combination Agreement, it did not make the monthly extension deposit due December 5, 2024; therefore, the Existing Company Charter requires FRLA to, and FRLA will:

(i) cease all operations except for the purpose of winding up,

(ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and

(iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

All terms in this section not defined herein shall have the meaning under the Existing Company Charter.

As of December 11, 2024, after giving effect to the redemption payments required to be made in connection with FRLA’s stockholder meeting held November 4, 2024 (the “November Redemptions”), the per-share redemption price for the Class A common stock of FRLA was approximately $11.94 (the “Redemption Amount”), which will be further adjusted, as described below. In accordance with the terms of the related trust agreement, FRLA expects to retain $50,000 of the interest and dividend income from FRLA’s trust account to pay dissolution expenses. The balance of FRLA’s trust account, including the reduction for the dissolution expenses, as of December 11, 2024, was approximately $10.0 million (after giving effect to the November Redemptions). FRLA is calculating taxes due for 2023 and 2024 that will be removed from the trust account prior to any Redemption Amount being paid to the holders of FRLA’s public shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to FRLA’s transfer agent, VStock Transfer, LLC. The number of remaining public shares of FRLA as of December 11, 2024 was 843,183.

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Beneficial owners of FRLA’s public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount. There will be no redemption rights or liquidating distributions with respect to FRLA’s warrants, which will expire worthless.

As of December 6, 2024, FRLA ceased all operations except for those required to wind up its business.

On December 16, 2024, FRLA issued a press release announcing its termination of the Business Combination Agreement and the liquidation described in this Item 8.01. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Mutual Termination Agreement dated December 12, 2024.
99.1	Press Release dated December 16, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortune Rise Acquisition Corporation

Date: December 16, 2024	By:	/s/ Ryan Spick
	Name:	Ryan Spick
	Title:	Principal Executive Officer

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